AGREEMENT AND PLAN OF ACQUISITION

         THIS AGREEMENT made as of the 25th day of January, 1999 is made by and among Principal Cash Management Fund, Inc., a Maryland corporation (hereinafter called "Cash Management"), Principal Tax-Exempt Cash Management Fund, Inc., a Maryland corporation (hereinafter called "Tax-Exempt Cash Management"), and
Principal Management Corporation, an Iowa corporation (hereinafter called "Principal Management").

                                   WITNESSETH:

         Whereas the Board of Directors of Cash Management and the Board of Directors of Tax-Exempt Cash Management, each an open-end management investment company, deem it advisable that Cash Management acquire all of the assets of Tax-Exempt Cash Management in exchange for the assumption by Cash Management of all of the liabilities of Tax-Exempt Cash Management and shares issued by Cash Management which are thereafter to be distributed by Tax-Exempt Cash Management pro rata to its shareholders in complete liquidation and termination of
Tax-Exempt Cash Management and in exchange for all of Tax-Exempt Cash Management's outstanding shares;

NOW, THEREFORE, in consideration of the mutual promises herein contained, each of the parties hereto represents and warrants to, and agrees with each of the other parties as follows:

1.   Cash  Management   hereby   represents  and  warrants  to  Tax-Exempt  Cash
     Management that:

      (a) Cash Management is a corporation with transferable shares duly organized and validly existing under the laws of Maryland and has full power to own its properties and assets and to carry on its business as such business is now being conducted;

      (b) Cash Management's statement of assets and liabilities as of October 31,1998 and the related statements of operations and changes in net assets for the fiscal year ended October 31, 1998, all as certified by Ernst & Young LLP, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Such statement of assets and liabilities fairly presents the financial position and net assets of Cash Management as of such date and such statements of operations and changes in net assets fairly present the results of its operations for the period covered thereby,

      (c) There are no claims, actions, suits or proceedings pending or, to its knowledge, threatened against or affecting Cash Management or its properties or business or its right to issue and sell shares, or which would prevent or hinder consummation of the transactions contemplated hereby, and it is not charged with, or to Cash Management's knowledge, threatened with, any charge or investigation of any violation of any provision of any federal, state or local law or any administrative ruling or regulation relating to any aspect of its business or the issuance or sale of its shares;

      (d) Cash Management is not a party to or subject to any judgment or decree or order entered in any suit or proceeding brought by any governmental agency or by any other person enjoining it in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business by it or the issuance or sale of its shares in any area;

      (e) Cash Management has filed all tax returns required to be filed, has no liability for any unpaid taxes and has made a proper election to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986 (the "Code") for each of its taxable years. Cash Management has not committed any action or failed to perform any necessary action that would render invalid its election to be treated as a regulated investment company for any of its taxable years;

      (f) The authorization, execution and delivery of this Agreement on behalf of Cash Management does not, and the consummation of the transactions contemplated hereby will not, violate or conflict with any provision of Cash Management's Articles of Incorporation or Bylaws, or any provision of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which it is party or by which it or any of its assets is bound, or violate or conflict with any other material contractual or statutory restriction of any kind or character to which it is subject;

      (g) This Agreement has been duly authorized, executed, and delivered by Cash Management and constitutes a valid and binding agreement of Cash Management and all governmental and other approvals required for Cash Management to carry out the transactions contemplated hereunder have been or on or prior to the Closing Date (as herein after defined) will have been obtained;

      (h) Cash Management is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company. Cash Management is currently in compliance with the 1940 Act and the rules of the Securities and Exchange Commission promulgated thereunder. Neither Cash Management nor its affiliates have violated Section 9 of the 1940 Act, are currently subject to an exemptive order of the Securities and Exchange Commission pursuant to Section 9(c) of the 1940 Act, or are currently subject to any current or threatened investigation or enforcement action by the Securities and Exchange Commission or any other federal or state authority which could result in a violation of Section 9(a) of the 1940 Act;

      (i) On the Closing Date, Cash Management will own its assets free and clear of all liens, claims, charges, options and encumbrances;

      (j) Cash Management will declare to shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date;

      (k) On the Closing Date the shares of Cash Management to be delivered to Tax-Exempt Cash Management hereunder shall have been registered under the Securities Act of 1933, as amended (the "1933 Act") and duly authorized, and, when issued and delivered pursuant to this Agreement, will be validly issued, fully paid and nonassessable; and Cash Management will comply with all applicable laws in connection with the issuance of such shares and shall not be subject to a stop-order of the Securities and Exchange Commission in connection therewith.

2.   Tax-Exempt  Cash  Management   hereby   represents  and  warrants  to  Cash
     Management that:

      (a) Tax-Exempt Cash Management is a corporation with transferable shares duly organized and validly existing under the laws of Maryland and has full power to own its properties and assets and to carry on its business as such business is now being conducted;

      (b) Tax-Exempt Cash Management's statement of assets and liabilities as of October 31, 1998 and the related statements of operations and changes in net assets for the fiscal year ended October 31,1998, all as certified by Ernst & Young LLP, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Such statement of assets and liabilities fairly presents the financial position and net assets of Tax-Exempt Cash Management as of that date and such statements of operations and changes in net assets fairly present the results of its operations for the periods covered thereby.

      (c) There are no claims, actions, suits or proceedings pending or, to its knowledge, threatened against or affecting Tax-Exempt Cash Management or its properties or business or its tight to issue and sell shares, or which would prevent or hinder consummation of the transactions contemplated hereby, and it is not charged with, or to Tax-Exempt Cash Management's knowledge, threatened with, any charge or investigation of any violation of any provision of any federal, state or local law or any administrative ruling or regulation relating to any aspect of its business or the issuance or sale of its shares;

      (d) Tax-Exempt Cash Management is not party to or subject to any judgment or decree or order entered in any suit or proceeding brought by any governmental agency or by any other persons enjoining it in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business by it or the issuance or sale of its shares in any area;

      (e) Tax-Exempt Cash Management has filed all tax returns required to be filed, has no liability for any unpaid taxes and has made a proper election to be treated as a regulated investment company under Subchapter M of the Code for each of its taxable years. Tax-Exempt Cash Management has not committed any action or failed to perform any necessary action that would render invalid its election to be treated as a regulated investment company for any of its taxable years;

      (f) The authorization, execution and delivery of this Agreement on behalf of Tax-Exempt Cash Management does not, and the consummation of the transactions contemplated hereby will not, violate or conflict with any provision of Tax-Exempt Cash Management's Articles of Incorporation or Bylaws, or any provision of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which it is party or by which it or any of its assets is bound, or violate or conflict with any other material contractual or statutory restriction of any kind or character to which it is subject;

      (g) This Agreement has been duly authorized, executed, and delivered by Tax-Exempt Cash Management and constitutes a valid and binding agreement of Tax-Exempt Cash Management, and all governmental and other approvals required for Tax-Exempt Cash Management to carry out the transactions contemplated hereunder have been or on or prior to the Closing Date will have been obtained;

      (h) On the Closing Date Tax-Exempt Cash Management will own its assets free and clear of all liens, claims, charges, options, and encumbrances and, except for the Management Agreement, Investment Service Agreement, Distribution Agreement, Distribution and Shareholder Servicing Agreement and the Custodian Agreement with Bank of New York, there will be no material contracts or agreements (other than this Agreement) outstanding to which Tax-Exempt Cash Management is a party or to which it is subject;

      (i) On the Closing Date Tax-Exempt Cash Management will have full right, power and authority to sell, assign and deliver the assets to be sold, assigned, transferred and delivered to Cash Management hereunder, and upon delivery and payment for such assets, Cash Management will acquire good, marketable title thereto free and clear of all liens, claims, charges, options and encumbrances;

      (j) Tax-Exempt Cash Management will declare to shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing; and

      (k) Tax-Exempt Cash Management will, from time to time, as and when requested by Cash Management, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take and cause to be taken such further action, as Cash Management may deem necessary or desirable in order to vest in and confirm to Cash Management title to and possession of all the assets of Tax-Exempt Cash Management to be sold, assigned, transferred and delivered hereunder and otherwise to carryout the intent and purpose of this Agreement.

3. Based on the respective representations and warranties, subject to the terms and conditions contained herein, Tax-Exempt Cash Management agrees to transfer to Cash Management and Cash Management agrees to acquire from Tax-Exempt Cash Management, all of the assets of Tax-Exempt Cash Management on the Closing Date and to assume from Tax-Exempt Cash Management all of the liabilities of Tax-Exempt Cash Management in exchange for the issuance of the number of shares of Cash Management provided in Section 4 which will be subsequently distributed pro rata to the shareholders of Tax-Exempt Cash Management in complete liquidation and termination -------- of Tax-Exempt Cash Management and in exchange for all of Tax-Exempt Cash Management's outstanding shares. Tax-Exempt Cash Management shall not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by Tax-Exempt Cash Management in proper form prior to the Closing Date shall be fulfilled by Tax-Exempt Cash Management. Redemption requests received by Tax-Exempt Cash Management thereafter shall be treated as requests for redemption of those shares of Cash Management allocable to the shareholder in question as provided in Section 6 of this Agreement.

4. On the Closing Date, Cash Management will issue to Tax-Exempt Cash Management a number of full and fractional shares of Cash Management, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of Tax-Exempt Cash Management. The aggregate value of the net assets of Tax-Exempt Cash Management and Cash Management shall be determined in accordance with the then current Prospectus of Cash Management as of closing of the New York Stock Exchange on the Closing Date.

5. The closing of the transactions contemplated in this Agreement (the "Closing") shall be held at the offices of Principal Management, 680 8th Street, Des Moines, Iowa 50392-0200 (or at such other place as the parties hereto may agree) at 3:00 p.m. Central Daylight Time on April 8, 1999 or on such earlier or later date as the parties hereto may mutually agree. The date on which the Closing is to be held as provided in this Agreement shall be known as the "Closing Date."

     In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary week-end and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for Cash Management or Tax-Exempt Cash Management to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

6.   As soon as practicable after the Closing,  Tax-Exempt Cash Management shall
     (a) distribute on a pro rata basis to the shareholders of record of Tax-Exempt Cash Management at the close of business on the Closing Date the shares of Cash Management received by Tax-Exempt Cash Management at the Closing in exchange for all of Tax-Exempt Cash Management's outstanding shares, and (b) be liquidated and dissolved in accordance with applicable law and its Articles of Incorporation.

     For purposes of the distribution of shares of Cash Management to shareholders of Tax-Exempt Cash Management, Cash Management shall credit on the books of Cash Management an appropriate number of shares of Cash Management to the account of each shareholder of Tax-Exempt Cash Management. Cash Management will issue a certificate or certificates only upon request and, in the case of a shareholder of Tax-Exempt Cash Management whose shares are represented by certificates, only upon surrender of such certificates. No certificates will be issued for fractional shares of Cash Management. After the Closing Date and until surrendered, each outstanding certificate which, prior to the Closing Date, represented shares of Tax-Exempt Cash Management, shall be deemed for all purposes of Cash Management's Articles of Incorporation and Bylaws to evidence the appropriate number of shares of Cash Management to be credited on the books of Cash Management in respect of such shares of Tax-Exempt Cash Management as provided above.

7. Subsequent to the execution of this Agreement and prior to the Closing Date, Tax-Exempt Cash Management shall deliver to Cash Management a list setting forth the assets to be assigned, delivered and transferred to Cash Management, including the securities then owned by Tax-Exempt Cash Management and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by Cash Management pursuant to this Agreement.

8. All of Tax-Exempt Cash Management's portfolio securities shall be delivered by Tax-Exempt Cash Management's custodian on the Closing Date to Cash Management or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the 1940 Act, transferred to an account in the name of Cash Management or its custodian with said depository. All cash to be delivered pursuant to this Agreement shall be transferred from Tax-Exempt Cash Management's account at its custodian to Cash Management's account at its custodian. If on the Closing Date Tax-Exempt Cash Management is unable to make good delivery pursuant to this
     Section 8 to Cash Management's custodian of any of Tax-Exempt Cash Management's portfolio securities because such securities have not yet been delivered to Tax-Exempt Cash Management's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement of this Section 8 with respect to such securities shall be waived, and Tax-Exempt Cash Management shall deliver to Cash Management's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to Cash Management, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by Cash Management.

9. The obligations of Cash Management under this Agreement shall be subject to receipt by Cash Management on or prior to the Closing Date of:

      (a) Copies of the resolutions adopted by the Board of Directors of Tax-Exempt Cash Management and its shareholders authorizing the execution of this Agreement by Tax-Exempt Cash Management and the transactions contemplated hereunder, certified by the Secretary or Assistant Secretary of Tax-Exempt Cash Management;

      (b) A certificate of the Secretary or Assistant Secretary of Tax-Exempt Cash Management as to the signatures and incumbency of its officers who executed this Agreement on behalf of Tax-Exempt Cash Management and any other documents delivered in connection with the transactions contemplated thereby on behalf of Tax-Exempt Cash Management;

      (c) A certificate of an appropriate officer of Tax-Exempt Cash Management as to the fulfillment of all agreements and conditions on its part to be fulfilled hereunder at or prior to the Closing Date and to the effect that the representations and warranties of Tax-Exempt Cash Management are true and correct in all material respects at and as of the Closing Date as if made at and as of such date; and

      (d) Such other documents, including an opinion of counsel, as Cash Management may reasonably request to show fulfillment of the purposes and conditions of this Agreement.

10. The obligations of Tax-Exempt Cash Management under this Agreement shall be subject to receipt by Tax-Exempt Cash Management on or prior to the Closing Date of:

      (a) Copies of the resolutions adopted by the Board of Directors of Cash Management authorizing the execution of this Agreement and the transactions contemplated hereunder, certified by the Secretary or Assistant Secretary of Cash Management,

      (b) A certificate of the Secretary or Assistant Secretary of Cash Management as to the signatures and incumbency of its officers who executed this Agreement on behalf of Cash Management and any other documents delivered in connection with the transactions contemplated thereby on behalf of Cash Management,

      (c) A certificate of an appropriate officer of Cash Management as to the fulfillment of all agreements and conditions on its part to be fulfilled hereunder at or prior to the Closing Date and to the effect that the representations and warranties of Cash Management are true and correct in all material respects at and as of the Closing Date as if made at and as of such date; and

      (d) Such other documents, including an opinion of counsel, as Tax-Exempt Cash Management may reasonably request to show fulfillment of the purposes and conditions of this Agreement.

11.  The obligations of the parties under this Agreement shall be subject to:

      (a) Any required approval, at a meeting duly called for the purpose, of the holders of the outstanding shares of Tax-Exempt Cash Management of this Agreement and the transactions contemplated hereunder, and

      (b) The right to abandon and terminate this Agreement, if either party to this Agreement believes that the consummation of the transactions contemplated hereunder would not be in the best interests of its shareholders.

12. Except as expressly provided otherwise in this Agreement, Principal Management will pay or cause to be paid all out-of pocket fees and expenses incurred by Tax-Exempt Cash Management or Cash Management in connection with the transactions contemplated under this Agreement, including, but not limited to, accountants' fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents. This obligation shall survive the termination or expiration of this Agreement regardless of the consummation of the transactions contemplated hereunder.

13. This Agreement may be amended by an instrument executed by both the duly authorized officers of Cash Management and Tax-Exempt Cash Management at any time, except that after approval by the shareholders of Tax-Exempt Cash Management no amendment may be made with respect to the Agreement which in the opinion of the Board of Directors of Tax-Exempt Cash Management materially adversely affects the interests of the shareholders of Tax-Exempt Cash Management. At any time either party hereto may by written instrument signed by it (i) waive any inaccuracies in the representations and warranties made to it contained herein and (ii) waive compliance with any of the covenants or conditions made for its benefit contained herein.

14. In addition to the right to terminate this Agreement described in paragraph 11, this Agreement may be terminated and the plan described in the Agreement abandoned at any time prior to the Closing Date, whether before or after action thereon by the shareholders of Tax-Exempt Cash Management and notwithstanding favorable action by such shareholders, by mutual consent of the Board of Directors of Cash Management and the Board of Directors of Tax-Exempt Cash Management. This Agreement may also be terminated by action of the Board of Directors of Cash Management or the Board of Directors of Tax-Exempt Cash Management (the "Terminating Fund"), if:

      (a) The plan described in the Agreement shall not have become effective by August 6, 1999 (hereinafter called the "Final Date") unless such Final Date shall have been changed by mutual agreement; or

      (b) Cash Management shall, at the Final Date, have failed to comply with any of its agreements; or

      (c) Prior to the Final Date any one or more of the conditions to the obligations of Cash Management contained in this Agreement shall not be fulfilled to the reasonable satisfaction of Tax-Exempt Cash Management and its counsel or it shall become evident to Tax-Exempt Cash Management that any of such conditions are incapable of being fulfilled.

15. This Agreement shall bind and inure to the benefit of the parties hereto and is not intended to confer upon any other person any rights or remedies hereunder.

16. The parties hereto represent and warrant that they have not employed any broker, finder or intermediary in connection with this transaction who might be entitled to a finder's fee or other similar fee or commission.

17. All prior or contemporaneous agreements and representations are hereby merged into this Agreement, which constitutes the entire contract between the parties hereto.

18. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

19. This Agreement maybe executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts has been signed by all parties hereto.

20. Principal Management shall indemnify, defend and hold harmless the Cash Management Fund, its officers, directors, employees and agents against all losses, claims, demands, liabilities and expenses, including reasonable legal and other expenses incurred in defending claims or liabilities, whether or not resulting in any liability to the Cash Management Fund, its officers, directors, employees or agents, arising out of (1) breach by the Tax-Exempt Fund of any warranty made by the Tax-Exempt Fund herein or (2) any untrue statement or alleged untrue statement of a material fact contained in any prospectus or registration statement for the Tax-Exempt Fund, as filed with the SEC or any state, or any amendment or supplement thereto, or in any information provided by the Tax-Exempt Fund included in any registration statement filed by the Cash Management Fund with the SEC or any state or any amendment or supplement thereto; or which shall arise out of or be based upon any omission or alleged omission to state therein a material fact required to be stated in any such prospectus, registration statement or application necessary to make the statements therein not misleading. This indemnity provision shall survive the termination of this Agreement.

21. Cash Management shall indemnify, defend and hold harmless Tax-Exempt Cash Management, its officers, trustees, employees and agents against all losses, claims, demands, liabilities and expenses, including reasonable legal and other expenses incurred in defending claims or liabilities, whether or not resulting in any liability to Tax-Exempt Cash Management, its officers, trustees, employees or agents, arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus or registration statement for Cash Management, as filed with the SEC or any state, or any amendment or supplement thereto, or any application prepared by or on behalf of Cash Management and filed with any state regulatory agency in order to register or qualify shares of Cash Management under the securities laws thereof; or which shall arise out of or be based upon any omission or alleged omission to state therein a material fact required to be stated in any such prospectus, registration statement or application necessary to make the statements therein not misleading; provided, however, Cash Management shall not be required to indemnify Tax-Exempt Cash Management, its officers, trustees, employees and agents against any loss, claim,demand, liability or expense arising out of any information provided by Tax-Exempt Cash Management included in any registration statement filed by Cash Management with the SEC or any state, or any amendment or supplement thereto. This indemnity provision shall survive the termination of this Agreement.

22. The execution of this Agreement has been authorized by the Board of Directors of Cash Management and by the Board of Directors of Tax-Exempt Cash Management.


      IN WlTNESS WHEREOF, the parties hereto have caused this Agreement to be executed and attested by their officers thereunto duly authorized, as of the date first written above.

                                 PRINCIPAL CASH MANAGEMENT FUND, INC.
Attest:                          By:  /s/ A. S. Filean

By: /s/ Ernest H. Gillum         Title:  Vice President and Secretary

Title:  Assistant Secretary
                                 PRINCIPAL TAX-EXEMPT CASH MANAGEMENT FUND, INC.

Attest:                          By:  /s/ A. S. Filean

By: /s/ Ernest H. Gillum         Title:  Vice President and Secretary

Title:  Assistant Secretary

                                 PRINCIPAL MANAGEMENT CORPORATION

Attest:                          By:  /s/ A. S. Filean

By: /s/ Ernest H. Gillum         Title:  Vice President

Title:  Vice President